Pricing Supplement No. 52 dated December 13, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$500,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	December 20, 2004	Closing Date: December 20, 2004		CUSIP Number:	78442F DE 5

Maturity Date:	January 15, 2010	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate:	4.000%	Interest Payment Dates:	Each January 15th and July 15thduring the term of the Notes, beginning July 15, 2005, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method:	30/360	Interest Periods:	Except for the initial Interest Period, which begins on the Closing Date and ends on July 14, 2005, from and including the previous January 15th or July 15th, as the case may be, to and including the next succeeding July 14thor January 14th, as the case may be, with no adjustment to period end dates for accrual purposes.

Banc of America Securities LLC	Barclays Capital	Citigroup

Joint Book-Running Managers

Credit Suisse First Boston HSBC	Deutsche Bank Securities Wachovia Securities

Co-Managers

December 13, 2004

MTN 0097

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
Banc of America Securities LLC	$133,333,334.00
Barclays Capital Inc.	133,333,333.00
Citigroup Global Markets Inc.	133,333,333.00
Credit Suisse First Boston LLC	25,000,000.00
Deutsche Bank Securities Inc.	25,000,000.00
HSBC Securities (USA) Inc.	25,000,000.00
Wachovia Capital Markets, LLC	25,000,000.00

Total	$500,000,000.00
Issue Price:	99.439%.
Agents' Commission:	0.350%.
Net Proceeds:	$495,445,000.
Concession:	0.200%.
Reallowance:	0.175%.
CUSIP Number:	78442F DE 5.
ISIN Number:	US78442FDE51.

An affiliate of one of the underwriters has entered into a swap transaction with the issuer in connection with the Notes and may have received compensation in connection with that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0097